THIRD AMENDMENT

This Amendment (“Amendment”) is made effective May 31, 2010 by and between Socialwise, Inc. (formerly known as IdeaEdge, Inc.), a Colorado corporation (the “Company”) and Gemini Master Fund, Ltd., a Cayman Islands company (the “Holder”).

RECITALS

WHEREAS, pursuant to that certain 12% Senior Note (the “Note”) with an original principal amount of $750,000 issued by the Company to the Holder on March 31, 2009, the parties wish to modify certain sections and definitions contained therein.

WHEREAS, the current outstanding principal balance under the Note is $375,000; and

WHEREAS, the Company wishes to extend the Maturity Date of the Note further in accordance with the terms hereof;

AGREEMENT

1.

Extension of the Maturity Date.  The Maturity Date under the Note is hereby extended from May 31, 2010 until February 28, 2011.

2.

Shares.  Gemini shall receive 100,000 restricted shares of the Company’s common stock, which shares shall be duly and validly issued, fully paid and non-assessable and freely tradable following the applicable Rule 144 holding period.  Gemini shall receive its stock certificate for 100,000 shares within twenty (20) business days of the date hereof.

3.

Interest.  The Note shall continue to accrue interest at the rate of 12% per annum.

4.

Guarantee.  The Guarantee shall remain in full force and effect and not in any way be affected by the extension of the Maturity Date granted herein.

5.

Subsequent Financing.  The Company will complete a financing with gross proceeds of at least $1.5 million by July 30, 2010.

6.

Full Force and Effect.  Except as otherwise expressly provided herein, the Purchase Agreement, the Note, the First Amendment, the Second Amendment and the Guarantee (“Transaction Documents”) shall remain in full force and effect.

Signature page follows

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed effective as of May 31, 2010.

SOCIALWISE, INC.

By: /s/ James P. Collas

Name: James P. Collas

Title: President

By: /s/ Jonathan Shultz

Name: Jonathan Shultz

Title: Chief Financial Officer

GEMINI MASTER FUND, LTD.

By: Gemini Strategies, LLC, as investment manager

By: /s/ Steven Winters

Name: Steven Winters

Title: President